EXHIBIT G

TM HOLDERS SHARE SALE AGREEMENT

This STOCK TRANSFER AGREEMENT (the “Agreement”), dated as of January 28, 2010 by and among John W. Hyde Living Trust, Theodore S. Green, Malcolm Bird, Jonathan F. Miller, Sara Green 2007 GST Trust and Blair Green 2007 GST Trust (each a “Transferor” and collectively, the “Transferors”), and Starr Investments Cayman II, Inc., a company organized with limited liability under the laws of the Cayman Islands (“Transferee”).

WHEREAS, the Transferors have agreed to transfer an aggregate of up to 150,000 of their shares of common stock of China MediaExpress Holdings, Inc. (the “Company”) to the Transferee, for good and valuable consideration already received.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Purchase and Sale

Section 1.  Transfer of the Founder Shares.  (a)  Each Transferor hereby transfers (the “Transfer”) to Transferee such number of their shares of the Company’s common stock (the “Founder Shares”) set forth on Annex A hereto opposite their respective names thereon for good and valuable consideration already received.

(b)           Transferors shall cause Company’s transfer agent, CST to (i) irrevocably transfer to Transferee the Founder Shares, from the accounts of the applicable Transferors, with such Founder Shares and (ii) provide written evidence satisfactory to Transferee and its counsel of the occurrence of (i), above.

ARTICLE 2
Representations and Warranties of Transferors

Each Transferor severally and not jointly represents and warrants to Transferee as of the date hereof that:

Section 2.01.  Authority.  This Agreement has been validly authorized, executed and delivered by Transferor and, assuming the due authorization, execution and delivery thereof by Transferee, is a valid and binding agreement of Transferor, enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance of this Agreement by Transferors does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Transferor is a party which would prevent Transferor from performing or materially delay or materially impair the ability of Transferor to perform its obligations hereunder or (ii) any law, statute, rule or regulation to which Transferor is subject.

Section 2.02.  Ownership of Founder Shares.  Transferor is the legal and beneficial owner of the applicable Founder Shares, free and clear of any liens, claims, security interests, options, charges or any other encumbrance, limitation or restriction whatsoever.  The Founder Shares are duly authorized, validly issued, fully paid and nonassessable.  None of the Founder Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Founder Shares.

Section 2.03. Governmental Consents.  No consent, approval, license or authorization of or designation, declaration, or filing with, any federal, state, or local governmental authority on the part of any Transferor is required in connection with the consummation of the transitions contemplated by this Agreement.

Section 2.04.  Sophisticated Investor; Information.  Transferor is an informed and sophisticated investor, and has engaged expert advisors, experienced in transactions of the type contemplated by this Agreement.  Transferor further represents that it has been furnished by the Company with, and has evaluated, all information it deems necessary, desirable and appropriate to evaluate the merits and risks of the transactions contemplated herein and has received such legal and financial other advice as deemed to be necessary, desirable and appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  In evaluating the suitability of the transactions contemplated herein, Transferor has not relied upon any representations or information whether oral or written made by or on behalf of Transferee other than the representations and warranties of the Transferee expressly set forth in this Agreement.

Transferor understands and acknowledges that, in effecting the transactions contemplated by this Agreement, the Transferee will rely on the representations and warrants contained in this Section 2.

Section 2.05.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Transferor or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Transferee or any of its Affiliates.

Section 2.06.  No Legal Advice from Transferee.  Transferor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Transferor’s own legal counsel and investment and tax advisors.  Transferor is not relying on any statements or representations of Transferee or any of their representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

Section 2.07.  Transfer Taxes.  Transferor understands that Transferor (and not Transferee) shall be responsible for any and all tax liabilities of Transferor that may arise as a result of the transactions contemplated by this Agreement.

ARTICLE 3
Representations and Warranties of Transferee

Transferee represents and warrants to Transferors as of the date hereof that:

Section 3.01.  Authorization.  This Agreement has been validly authorized, executed and delivered by Transferee and assuming the due authorization, execution and delivery thereof by Transferors, is a valid and binding agreement of Transferee, enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance of this Agreement by Transferee does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Transferee is a party which would prevent Transferee from performing or materially delay or materially impair the ability of Transferee from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Transferee is subject.

Section 3.02.  Sophisticated Buyer; Information.  Transferee is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the Transfer and is an “accredited investor” within the meaning of Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Transferee further represents that it has been furnished by the Company with, and has evaluated, all information it deems necessary, desirable and appropriate to evaluate the merits and risks of the transactions contemplated herein and has received such legal and financial other advice as deemed to be necessary, desirable and appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  In evaluating the suitability of the transactions contemplated herein, Transferee has not relied upon any representations or information whether oral or written made by or on behalf of Transferors other than the representations and warranties of the Transferors expressly set forth in this Agreement.

Section 3.03.   No Legal Advice from Transferors.  Transferee acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Transferee’s own legal counsel and investment and tax advisors.  Transferee is not relying on any statements or representations of the Transferors or any of their representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

Section 3.04.  Transfer Taxes.  Transferee understands that Transferee (and not Transferors) shall be responsible for any and all tax liabilities of Transferee that may arise as a result of the transactions contemplated by this Agreement.

Section 3.05.  Restrictions on Transfer.  Transferee acknowledges and understands the Founder Shares have not been registered under the Securities Act, and, if in the future the Transferee decides to offer, resell, pledge or otherwise transfer the Founder Shares, such Founder Shares may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any available other exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction.  Absent registration or an available exemption from registration, Transferee agrees that it will not resell the Founder Shares.

ARTICLE 5
Miscellaneous

Section 5.01.  Further Assurances.  Transferors and Transferee will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use it reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02.   Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.03    Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 5.04.  Governing Law.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced first in the Delaware Chancery Court, then to such other court in the State of Delaware as appropriate and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 5.05.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts and delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRANSFERORS

JOHN W. HYDE LIVING TRUST

By:	/s/ John W. Hyde
	Name:	John W. Hyde
	Title:	Trustee

SARA GREEN 2007 GST TRUST

By:	/s/ Jeffrey Bolson
	Name:	Jeffrey Bolson
	Title:	Trustee

BLAIR GREEN 2007 GST TRUST

By:	/s/ Jeffrey Bolson
	Name:	Jeffrey Bolson
	Title:	Trustee

/s/ Theodore S. Green
Theodore S. Green

/s/ Malcolm Bird
Malcolm Bird

/s/ Jonathan F. Miller
Jonathan F. Miller

[Signature Page to Share Transfer Agreement]

TRANSFEREE

STARR INVESTMENTS CAYMAN II, INC.

By:	/s/ Stuart Osborne
Name: Stuart Osborne
Title: Director

ANNEX A

Name of Stockholder	Number of Shares

John W. Hyde Living Trust	7,500

Theodore S. Green	57,500

Malcolm Bird	52,500

Jonathan F. Miller	7,500

Sara Green 2007 GST Trust	12,500

Blair Green 2007 GST Trust	12,500

Total:	150,000